Exhibit 3.2

AMENDMENT TO

AMENDED AND RESTATED BYLAWS

OF

TECHNE CORPORATION

RESOLVED, that the Title of the Company’s Amended and Restated Bylaws be, and the same hereby is, amended and restated to read as follows:

“Amended and Restated

Bylaws

of

BIO-TECHNE CORPORATION

Effective November 3, 2014”

Dated: November 3, 2014

BIO-TECHNE CORPORATION

/s/ Brenda Furlow
By: Brenda Furlow
Its: Senior Vice President and General Counsel